EXHIBIT 99.1

MAP Pharmaceuticals, Inc. Announces Public Offering of Common Stock

MOUNTAIN VIEW, Calif., August 5, 2009 /PRNewswire-FirstCall/—MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) announced today its intention, subject to market and other conditions, to offer 3,500,000 shares of its common stock in a registered public offering pursuant to its existing shelf registration statement. MAP Pharmaceuticals also intends to grant to the underwriters of the offering an option to purchase 500,000 additional shares of common stock to cover over-allotments. Deutsche Bank Securities Inc. is acting as sole book-running manager for the offering. Leerink Swann LLC is acting as a Co-Lead Manager.

MAP Pharmaceuticals has filed a shelf registration statement on Form S-3 and an accompanying prospectus with the Securities and Exchange Commission (SEC). The prospectus and accompanying prospectus supplement relating to the offering may be obtained, when available, by sending a request to Deutsche Bank Securities Inc., Attn: Prospectus Department, 100 Plaza One, Jersey City, NJ 07311, Telephone number: +1-800-503-4611, Email: prospectusrequest@list.db.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About MAP Pharmaceuticals

MAP Pharmaceuticals is dedicated to developing and commercializing new therapies for patients suffering from conditions that are not adequately treated by currently available medicines. The company is developing LEVADEX inhaled therapy for the potential treatment of migraine and has reported positive results from the efficacy portion of the first Phase 3 trial of LEVADEX. In addition, MAP Pharmaceuticals generates new pipeline opportunities by applying its proprietary drug particle and inhalation technologies to enhance the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals’ LEVADEX product candidate and future cash usage. Actual results may differ materially from current expectations based on risks and uncertainties affecting the company’s business, including risks related to the failure to achieve favorable clinical outcomes and to have the company’s LEVADEX™ product candidate approved for commercial use. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’

results and other risks and uncertainties are detailed in its Annual Report on Form 10-K for the year ended December 31, 2008, as amended, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and available at http://edgar.sec.gov.

CONTACT: Christopher Y. Chai, Chief Financial Officer of MAP Pharmaceuticals, Inc., (650) 386-3107; or media, Nicole Foderaro of Invigorate Communications, (415) 946-1058, nfoderaro@invigoratepr.com.